UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2013, the board of directors of Alere Inc. (the “Company”) appointed Gregg Powers, Chairman and Chief Executive Officer of Private Capital Management, one of the Company’s larger institutional stockholders, to serve as a member of the board of directors of the Company for a term expiring at the Company’s next annual meeting of stockholders and until his successor has been elected or appointed. To accommodate Mr. Powers’ appointment, the size of the board of directors was increased to 11. Also on August 19, 2013, Mr. Powers was appointed to serve as a member of the board’s Nominating and Corporate Governance Committee. The board of directors determined that Mr. Powers is “independent” under the independence standards of the New York Stock Exchange.

Mr. Powers’ appointment was recommended earlier this month by the board’s Nominating and Corporate Governance Committee following feedback from stockholders who expressed a desire for a director aligned with long-term institutional stockholders.

It is expected that Mr. Powers will participate in the same compensation programs as other non-employee directors. Under our current non-employee director compensation programs, each non-employee director receives annual cash compensation of $70,000, payable quarterly in arrears. Each non-employee director serving on the Nominating and Corporate Governance Committee (other than the Chair of the Committee) receives annual cash compensation of $5,000 for service on the committee, payable quarterly in arrears. It is expected that the Board will address the subject of equity compensation at an upcoming meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: August 23, 2013	By:	/s/ Ellen Chiniara
Ellen Chiniara Vice President, General Counsel & Secretary